Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Chip Wochomurka
Healthways Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS ANNOUNCES PLANNED TRANSITION OF PRESIDENT, STEFEN BRUECKNER, TO SENIOR ADVISOR ROLE

NASHVILLE, Tenn. – March 8, 2011 – Healthways, Inc. (NASDAQ: HWAY) today announced the planned transition of Stefen F. Brueckner, who has served as the Company's President and Chief Operating Officer since October 2008, to the role of Senior Advisor reporting to the Chief Executive Officer effective April 1, 2011. Accordingly, Healthways Chief Executive Officer, Ben R. Leedle, Jr., will resume the role of President in addition to his responsibilities as CEO. As part of the transition plan, Mr. Brueckner’s responsibilities as Chief Operating Officer were previously transferred to Thomas F. Cox on January 1, 2011.

“I am appreciative of the opportunity to have served as President and Chief Operating Officer of Healthways and am proud of the Company’s position as the market’s well-being improvement leader,” said Brueckner. “I believe in Healthways’ mission to create a healthier world one person at a time, and I look forward to my ongoing work in support of that aim.”

Regarding the transition, Leedle commented, "Steve’s extensive leadership experience in the healthcare industry has proven invaluable in elevating Healthways’ business operations to new levels of performance. We are delighted that he will continue to work with the Company in an advisory capacity."

About Healthways
Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs. Healthways' solutions are designed to keep healthy people healthy, reduce health-related risks and optimize care for those with chronic illness. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited, complementary and alternative Health Provider Network and a national Fitness Center Network, which offer convenient access to health services outside of, and in conjunction with, the traditional healthcare system for interested individuals. For more information, please visit http://www.healthways.com/.
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